Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is entered into effective the 8th day of November, 2010 by and between Parlux Fragrances, Inc. (the "Company") and Frederick E. Purches (the "Executive" and, together with the Company, the "Parties").

WHEREAS, the Company and the Executive entered into an Executive Employment Agreement on April 1, 2010, pursuant to which the Company has employed the Executive as the Chief Executive Officer (“CEO”) of the Company (the “Original Agreement”); and

WHEREAS, the terms of this Agreement have been reviewed and approved by the members of the Compensation Committee of the Board of Directors of the Company (the "Committee").

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other valuable consideration the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

1.
Position and Duties.  The Company hereby agrees to employ the Executive and the Executive hereby accepts and agrees to serve as CEO of the Company, at the discretion of the Board of Directors of the Company (the "Board").  The Executive shall report to the Board.  Subject to the advice, consent and direction of the Board, the Executive will perform all duties and responsibilities and will have all authority inherent in the position of CEO.   The Executive will devote his full time and attention to Company business. The Executive has been elected to the Board as of October 12, 2010, and intends to continue in the role of Chairman until October 2011.

2.
Term of Agreement and Employment.  The term of the Executive's employment as an employee under this Agreement will be for a period of up to eleven (11) months, beginning on the effective date of this Agreement (the “Term”).   The Executive may terminate this Agreement for any reason upon not less than ninety (90) days written notice to the Company.  The Company may terminate this Agreement for any reason at any time, without any prior written notice to Executive.  Upon termination, the Executive shall not be entitled to any severance payment, salary continuation or other post-employment benefits of any kind, except as provided in section 4; provided that the Executive may retain any stock options granted during the Term of this Agreement for the remaining term of such options.  However, if the Company terminates this Agreement prior to November 8th, 2011, then the Company shall engage the Executive, or his affiliate, Cosmix, Inc., to continue as Chairman of the Board of Directors in the capacity of consultant, rather than employee, and provide reasonable services until the 2011 annual shareholders meeting for a fee of $42,000 (Forty-Two Thousand Dollars) per month through November 8th, 2011. Should the Board nominate and the shareholders re-elect the Executive to the Board to serve until the following annual meeting in October 2012, the Company will continue to engage the Executive, or his affiliate, Cosmix, Inc., at a rate of $15,000 per month. The Executive, or his affiliate, Cosmix, Inc. will receive no other compensation commonly extended to the Board in its consulting capacity, other than stock options of 15,000 shares per annum, which shall vest immediately upon grant.

3.	Compensation.

A.     Salary.  Until terminated pursuant to Section 2 hereof, Executive shall be paid a monthly salary of $41,666.66 (Forty-One Thousand Six Hundred Sixty-Six Dollars and 66/100) during the Term of this Agreement (the "Base Salary").  The Base Salary shall be payable at such regular times and intervals as the Company customarily pays its executives from time to time, subject to applicable tax withholdings.  The Executive shall not receive any additional compensation for his service as a member of the Board while the Executive is receiving any compensation (directly or indirectly) under this Agreement as CEO or as a consultant to the Company.

B.     Executive Bonus Plan.  The Executive shall be entitled to participate in the Company's executive bonus plan, and any bonus shall be at the sole discretion of the Board.

4.
Executive Benefits.  The Executive will be entitled to four weeks of paid vacation during the fiscal year commencing April 1, 2010.  The Executive will generally be able to participate in the benefit plans available to other executive officers of the Company, and shall be provided with an automobile allowance of $800 per month at the Company's expense.  Executive shall participate in the group health, dental, disability, and life insurance benefit plans of the Company to the extent and as set forth on Exhibit A, as such plans may exist from time to time.   Executive shall pay, through payroll deductions, the employee portion of the benefits as is indicated on Exhibit A.  The Company acknowledges that an increase in the Executive's term life insurance benefit to $250,000 has been applied for, and if accepted by the insurance carrier, the Company will pay the increased premium during the term of this Agreement or search for a comparable benefit acceptable to both parties. Upon (a) expiration of the Term or (b) termination of this Agreement or termination of a consultant engagement pursuant to Section 2 above other than for Cause (meaning Executive’s willful misconduct, commission of a felony, repeated disregard of his duties hereunder, or material breach of this Agreement), the Company will continue to pay the premiums and the Executive will continue to participate in benefit plans as indicated on Exhibit A ("Benefit Plans") for a period up to 18 months from the termination date (the "Continued Benefits"), as consideration for the Executive’s availability for consulting services as may be reasonably requested by the Company; provided, however, that the Continued Benefits will cease to the extent such participation or payment of premiums breaches or violates any provision of Benefit Plans (or the insurance policies used to underwrite such Benefit Plans) then in effect or violate any applicable law then in effect. Once the Executive is no longer eligible to participate in the Continued Benefits, he may elect to continue coverage in the Company's medical plans in accordance with the COBRA guidelines then in effect, and the premium shall be paid in full by the Executive.  If Executive is terminated for Cause, then the Executive may elect for continuation of insurance benefits in accordance with COBRA guidelines then in effect, but at his own expense.

5.
Reimbursement for Travel and Related Expenses.  The Company acknowledges that the Executive resides in New York and will not be relocating his residence in connection with his appointment as CEO. The Executive may perform his duties under this Agreement from his home office in New York, from his office in the Company's Fort Lauderdale headquarters, and while traveling on Company business. The Company will reimburse Executive for Executive's reasonable and documented travel expenses, which will include coach airfare, reasonable hotel and car rental expenses for Executive while traveling outside of the New York metropolitan area.  The Executive is expected to spend significant time in the Company's Fort Lauderdale headquarters, as may be required from time to time.  The Company will consider renting an apartment or extended stay accommodations in Fort Lauderdale at its expense for the Executive, if the cost thereof is reasonable and comparable to the cost of the hotels convenient to the Company's headquarters.

6.
Death or Disability.  The Executive's employment will terminate immediately upon the Executive's death.  If the Executive becomes physically or mentally disabled so as to become unable for a period of more than three consecutive months to perform the Executive's duties hereunder on a substantially full-time basis, the Executive's employment will terminate as of the end of such three-month and this shall be considered a "disability" under this Agreement.  The Executive agrees to submit to reasonable examination by a licensed physician selected by the Company to confirm existence or extent of any disability.  Such termination shall not affect the Executive's benefits under the Company's disability insurance program, if any, then in effect.

7.
Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and full performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject; (ii) the Executive is not a party or bound by any employment agreement, consulting agreement, agreement not to compete, confidentiality agreement or similar agreement with any other person or entity; and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement will be the Executive's valid and binding obligation, enforceable in accordance with its terms.

8.
Assignment. The Executive may not assign, transfer, convey, mortgage, hypothecate, pledge or in any way encumber the compensation or other benefits payable to the Executive or any rights which the Executive may have under this Agreement.  Neither the Executive nor the Executive's beneficiary or beneficiaries will have any right to receive any compensation or other benefits under this Agreement, except at the time, in the amounts and in the manner provided in this Agreement.  This Agreement will inure to the benefit of and will be binding upon any successor to the Company and any successor to the Company shall be authorized to enforce the terms and conditions of this Agreement, including the terms and conditions of the restrictive covenants contained in Section 10 hereof.  As used in this Agreement, the term "successor" means any person, firm, corporation or other business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the capital stock or assets of the Company.  This Agreement may not otherwise be assigned by the Company.

9.	Restrictive Covenants.

A.     General.  The Company and the Executive hereby acknowledge and agree that (i) the Executive will come into the possession of trade secrets (as defined in Section 688.002(4) of the Florida Statutes) of the Company (the "Trade Secrets"), (ii) the restrictive covenants contained in this Section 9 are justified by legitimate business interests of the Company, including, but not limited to, the protection of the Trade Secrets, in accordance with Section 542.335(1)(e) of the Florida Statutes, and (iii) the restrictive covenants contained in this Section 9 are reasonably necessary to protect such legitimate business interests of the Company.

B.     Non-Competition.  During the period of the Executive's employment with the Company and for one year after the termination of the Executive's employment with the Company or termination of any subsequent consulting engagement pursuant to Section 2 above, whichever is later, the Executive will not, directly or indirectly, on the Executive's own behalf or as a partner, officer, director, trustee, executive, agent, consultant, investor or member of any person, firm or corporation, or otherwise, enter into the employ of, render any service to, or engage in any business or activity which is the same as or competitive with the principal business or activity conducted by Company and any of its majority-owned subsidiaries, namely, the licensing, manufacture, and/or distribution to wholesalers of fragrances.  The business or activity conducted by the Company and its majority-owned subsidiaries shall be deemed to also include any business not currently conducted by the Company, but which during the Term of this Agreement comes to comprise 30% of the Company's net sales or operating income for any fiscal quarter.  The foregoing shall not be deemed to prevent the Executive from investing in securities of any company having a class of securities which is publicly traded, so long as through such investment holdings in the aggregate, the Executive is not deemed to be the beneficial owner of more than 5% of the class of securities that are so publicly traded.

C.     Confidentiality.  During and following the period of the Executive's employment with the Company, the Executive will not use for the Executive's own benefit or for the benefit of others, or divulge to others, any information, trade secrets, knowledge or data of a secret or confidential nature and otherwise not available to members of the general public that concerns the business or affairs of the Company or its affiliates and which was acquired by the Executive at any time prior to or during the Term of the Executive's employment with the Company, except with the specific prior written consent of the Board.

D.     Work Product.  The Executive agrees that all programs, inventions, innovations, improvements, developments, methods, designs, analyses, reports and all similar or related information which relate to the business of the Company and its affiliates, actual or anticipated, or to any actual or anticipated research and development conducted in connection with the business of the Company and its affiliates, and all existing or future products or services, which are conceived, developed or made by the Executive (alone or with others) during the Term of this Agreement ("Work Product") belong to the Company.  The Executive will cooperate fully in the establishment and maintenance of all rights of the Company and its affiliates in such Work Product.  The provisions of this

Section 9(D) will survive termination of this Agreement indefinitely to the extent necessary to require actions to be taken by the Executive after the termination of the Agreement with respect to Work Product created during the Term of this Agreement.

E.     Non Solicitation.  During the Term of this Agreement, and until one year after the termination of Executive's employment with the Company or termination of any subsequent consulting engagement pursuant to Section 2 above, whichever is later, the Executive shall not, directly or indirectly  (i) induce any person or entity that is a wholesale distributor of the Company's products to distribute for or otherwise patronize any business or activity which is the same as or competitive with any business or activity conducted by the Company or any of its majority-owned subsidiaries, (ii) canvass, solicit or accept any business with respect to any fragrance from any person or entity which is an actual or proposed licensor of brands or fragrance product lines to the Company, (iii) request or advise any person or entity which is a customer of the Company to withdraw, curtail or cancel any such customer's business with the Company, or (iv) employ, solicit for employment or knowingly permit any entity or business directly or indirectly controlled by him to employ or solicit for employment, any person who was employed by the Company or its majority-owned subsidiaries at or within the then prior six months, or in any manner seek to induce any such person to leave his or her employment.

F.     Non-Disparagement.  The Executive will not during employment or at anytime thereafter criticize, ridicule, or make any statement or perform any act which disparages or is derogatory of the Company or of any subsidiary, officer, director, agent, employee, contractor, customer, vendor, supplier, contract manufacturer, distributor, licensor or licensee of the Company.  The Company will not, during the Term hereof or at anytime thereafter, criticize, ridicule or make any statement or perform any act which disparages or is derogatory of the Executive.

10.
Enforcement.  The parties agree and acknowledge that the restrictions contained in Section 9 hereof are reasonable in scope and duration and are necessary to protect the Company or any of its subsidiaries or affiliates.  If any covenant or agreement contained in Section 9 is found by a court having jurisdiction to be unreasonable in duration, geographical scope or character of restriction, the covenant or agreement will not be rendered unenforceable thereby but rather the duration, geographical scope or character of restriction of such covenant or agreement will be reduced or modified with retroactive effect to make such covenant or agreement reasonable, and such covenant or agreement will be enforced as so modified.  The Employee agrees and acknowledges that the breach of Section 9 will cause irreparable injury to the Company or any of its subsidiaries or affiliates and upon the breach of any provision of Section 9, the Company or any of its subsidiaries or affiliates shall be entitled to injunctive relief, specific performance or other equitable relief, without being required to post a bond; provided, however, that, this shall in no way limit any other remedies which the Company or any of its subsidiaries or affiliates may have (including, without limitation, the right to seek monetary damages).

11.	Governing Law. This Agreement shall be governed by the laws of Florida without regard to the application of conflicts of laws.

12.
Entire Agreement.  This Agreement constitutes the only agreement between Company and the Executive regarding the Executive's employment by the Company.  This Agreement supersedes any and all other agreements and understandings, written or oral, between the Company and the Executive regarding the subject matter hereof and thereof, including the Executive's Consultant Agreement with the Company which expires as of March 31, 2010 and the Original Agreement.  A waiver by either party of any provision of this Agreement or any breach of such provision in an instance will not be deemed or construed to be a waiver of such provision for the future, or of any subsequent breach of such provision.  This Agreement may be amended, modified or changed only by further written agreement between the Company and the Executive, duly executed by both Parties.

13.
Dispute Resolution and Venue.  If a dispute arises out of or relates to this Agreement, or the breach thereof, and if the dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Procedures before resorting to litigation.  In the event any party to this Agreement commences any litigation, proceeding or other legal action with respect to any claim arising under this Agreement, the Parties hereby (a) agree that any such litigation, proceeding or other legal action shall be brought exclusively in a court of competent jurisdiction located within Broward County, Florida, whether a state or federal court; (b) agree that in connection with any such litigation, proceeding, or action, such parties will consent and submit to personal jurisdiction in any such court described in clause (a) and to service of process upon them in accordance with the rules and statutes governing service of process or in accordance with the notice provisions contained herein; and (c) agree to waive to the full extent permitted by law any objection that they may now or hereafter have to the venue of any such litigation, proceeding or action was brought in an inconvenient forum.  The Parties expressly agree that any breach of this Agreement shall be deemed to have occurred in such County. EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

14.
Severability; Survival.  In the event that any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, then such unenforceable provision shall be deemed modified so as to be enforceable (or if not subject to modification then eliminated herefrom) to the extent necessary to permit the remaining provisions to be enforced in accordance with the parties intention.  The provisions of Sections 9 and 10 (and the restrictive covenants contained therein) shall survive the termination for any reason of this Agreement and/or the Employee's relationship with the Company.

15.
Notices.  Any and all notices required or permitted to be given hereunder will be in writing and will be deemed to have been given when deposited in United States mail, certified or registered mail, postage prepaid.  Any notice to be given by the Executive hereunder will be addressed to the Company to the attention of the Committee at its main offices, currently 5900 North Andrews Avenue, Suite 500, Fort Lauderdale, FL 33309 with a copy provided to the Company's counsel, Squire, Sanders & Dempsey, L.L.P. 200 South Biscayne Boulevard, Suite 4100, Miami, Florida 33131-2398, Attn: Alvin B. Davis. Any notice to be given to the Executive will be addressed to the Executive at the Executive's residence address last provided by the Executive to Company.  Either party may change the address to which notices are to be addressed by notice in writing to the other party given in accordance with the terms of this Section.

16.	Headings. Section headings are for convenience of reference only and shall not limit or otherwise affect the meaning or interpretation of this Agreement or any of its terms and conditions.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement under seal as of the date first above written.

PARLUX FRAGRANCES, INC.

By:    /s/ Frank A. Buttacavoli
Name:   Frank A. Buttacavoli
Title:   Executive Vice President and COO

EXECUTIVE

By:     /s/ Frederick E. Purches
Name: Frederick E. Purches

Exhibit “A”

Insurance Package & Benefits Summary

Frederick Purches
Summary Date: 11/08/2010

Enclosed you will find your benefits package under Parlux Fragrances, Inc group plan:

1.	AETNA POS (Health Insurance): included in the package our Aetna Plan Design and Benefits.

2.
Guardian Life Insurance of America (Group Life insurance, Short Term Disability, Long Term Disability and Dental): included in the package our Benefits Plan Booklet with Highlights and Guardian Plan Document.

3.	Option to participate in our American United Life (AUL) - One America, 401 K: Included in the package our Summary Plan Description (SPD) & Enrollment Plan Information.

Employee Benefits Summary
Plan Type	Plan	Coverage	Effective Date	You Pay	Company Pays
Medical	Aetna POS - 4Tier, Exempt	Employee + Spouse	07/01/2010	$166.50	$499.48
Dental	Dental PPO, Exempt	Employee + Spouse	07/01/2008	$10.39	$31.18
Life	Group Life, Exempt	Elected Coverage: 2.0 x Earnings Actual Coverage: $130,000	01/26/2010	$0.00	$18.46
AD&D	Group AD&D, Exempt	Elected Coverage: 2.0 x Earnings Actual Coverage: $130,000	01/26/2010	$0.00	$1.85
LTD	Long Term Disability - Exempt 2010-2011	70.0% of salary to a maximum of $10,000.00 per month	07/01/2010	$11.04	$33.13
STD	Short Term Disability, Exempt	60.0% of salary to a maximum of $900.00 per week	01/26/2010	$17.45	$0.00
			Biweekly Total	$205.38	$584.10

**All rates and coverage are subject to change at the annual benefits enrollment renewal, every July.

If you have any questions, please feel free to contact me at the number or email below.